Exhibit 3.6

STATE OF DELAWARE
CERTIFICATE OF ELIMINATION OF
SERIES C JUNIOR PARTICIPATING PREFERRED STOCK
OF
BRIGHAM EXPLORATION COMPANY

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Brigham Exploration Company, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify that:

1.
The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on February 25, 1997 and a Certificate Designations of Series C Junior Participating Preferred Stock (the “Certificate of Designations”) was filed in the Office of the Secretary of State on December 10, 2008.

2.
At a meeting of the Board of Directors of the Corporation duly adopted resolutions in accordance with Section 151 of the General Corporation Law of the State of Delaware, as set forth on Exhibit A hereto.

3.	Upon the filing of this certificate with the Secretary of State of the State of Delaware, Series C Junior Participating Preferred Stock will be eliminated.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on this 9th day of March, 2010.

BRIGHAM EXPLORATION COMPANY

By:      /s/ David T. Brigham
Name:      David T. Brigham
Title: Executive Vice President Land and
Adminstration

Exhibit 3.6

EXHIBIT A

Relating to Series C Junior Participating Preferred Stock

WHEREAS, there are no shares of Series C Junior Participating Preferred Stock issued and no shares of Series C Junior Participating Preferred Stock will be issued in the future.

RESOLVED, that the Board of Directors deems it in the best interest of the Company to eliminate the Certificate of Designations of Series C Junior Participating Preferred Stock from the Company’s Certificate of Incorporation pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.

RESOLVED FURTHER, that the President, any Vice President and the Corporate Secretary of the Company, and each of them, are hereby authorized to execute a Certificate of Elimination of the Certificate of Designations of Series C Junior Participating Preferred Stock and to file the Certificate of Elimination with the Secretary of State of Delaware.

Relating to Further Authorization

RESOLVED FURTHER, that all other actions of the proper officers of the Company required to be taken in connection with the foregoing resolutions are hereby authorized and directed to take or cause to be taken all such further action as is necessary to accomplish the purpose of the foregoing resolutions.

RESOLVED FURTHER, that all actions heretofore taken by the officers of the Company with respect to the matters covered by the foregoing resolutions are hereby ratified, confirmed and approved in all respects.